UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Maxwell Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2008

To the Stockholders of

Maxwell Technologies, Inc.

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on May 8, 2008 at 11:00 a.m., local time, at the Courtyard by Marriott hotel located at 8651 Spectrum Center Drive, San Diego, California 92123, for the purpose of considering and voting upon the:

1.	Election of Robert Guyett, and David Schramm as directors of the Company in Class III to serve until the 2011 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified.

2.	Ratification of the appointment of McGladrey & Pullen LLP as the Company’s independent auditors for the 2008 fiscal year.

Stockholders may also act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors of the Company (the “Board”) is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board has fixed the close of business on March 10, 2008, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2008.

•

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

•	The proxy statement and annual report are available at www.Maxwell.com/investors.

By Order of the Board of Directors,

Tim T. Hart Secretary

April 8, 2008

San Diego, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING, EVEN IF YOU PREVIOUSLY RETURNED A SIGNED PROXY. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST PROVIDE A VALID PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

MAXWELL TECHNOLOGIES, INC.

9244 Balboa Avenue, San Diego, California 92123

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 8, 2008

GENERAL INFORMATION

The Board of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” or “we” or “us”), is soliciting the enclosed Proxy for use at the 2008 Annual Meeting of Stockholders (the “Meeting”) to be held on May 8, 2008 at 11:00 a.m., local time, at the Courtyard by Marriott hotel located at 8651 Spectrum Center Drive, San Diego, California 92123, and any adjournment or postponement thereof. This Proxy Statement was first being mailed on or about April 8, 2008 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Meeting and any adjournment or postponement thereof.

The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to the use of the mails, some of the Company’s directors, officers and regular employees, without extra compensation, may solicit proxies by telephone, personal interview, or other means.

The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report for the year ended December 31, 2007 on Form 10-K (the “Annual Report”), is being mailed to stockholders concurrently with the mailing of this Proxy Statement. The Annual Report contains, among other things, financial information regarding the Company and a discussion of developments in the Company’s business during the fiscal year ended December 31, 2007. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.

VOTING RIGHTS

The close of business on March 10, 2008 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had outstanding and entitled to vote 20,494,313 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Meeting.

The holders of record of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the appointment of independent auditors.

With regard to the election of directors, the two nominees who receive the greatest number of votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. In matters other than the election of directors, the matter must be approved by the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting. Under Delaware law and the Company’s Amended and Restated Bylaws (“Bylaws”), abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.

All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders must be received by us no later than December 9, 2008, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2009 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company at least 60, but no more than 90, days prior to the date of the 2009 Annual Meeting of Stockholders. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2009 Annual Meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class III expires with the Meeting. The directors in Class I and Class II will continue in office until their terms expire at the 2009 and 2010 Annual Meeting of Stockholders, respectively. The directors elected in Class III at the Meeting will hold office for a term expiring at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Holders of Common Stock are entitled to cast one vote for each share held for two nominees for director in Class III. The two nominees receiving the greatest number of votes will be elected directors of the Company in Class III. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers or directors.

Set forth below is certain information regarding the nominees for director and the other directors of the Company who will continue in office for terms extending beyond the Meeting. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 71 (Class III)	Mr. Guyett was appointed a Class III director in January 2000 and served as Chairman from May 2003 until May 2007. Since 1995, he has been president and chief executive officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. Since 1990, he has been a director of Newport Corp., a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. He is also a director and Treasurer of the Christopher and Dana Reeve Foundation and serves on the boards of privately held companies. From 1991–1995, he was a director and chief financial officer of Engelhard Corp and from 1987–1991, he was a director and chief financial officer of Fluor Corporation.

David Schramm, 58 (Class III)	David Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 36-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems and several of their divisions and subsidiaries. Before joining Maxwell, he was President and CEO of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was President and CEO of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2009 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
José L. Cortes, 43 (Class I)	Mr. Cortes was appointed a Class I director in July 2002. Since 1999, Mr. Cortes has been chairman of Montena, SA, a holding company that sold its Montena Components, Ltd., subsidiary to the Company in July 2002. Since 1996, he has been a director of GroCor Asset Management, AG, an asset management firm, and, since 1996, he has been a partner in the firm of Cortes & Grossenbacher, a family office and private equity advisor. Mr. Cortes resides in Zürich, Switzerland.

Edward Caudill, 65 (Class I)	Mr. Caudill was appointed a Class I director in December 2004 and was elected Chairman in May 2007. From August 2002 until March 2005, he was president and chief executive officer and a director of Fleetwood Enterprises, a leading producer of recreational vehicles and manufactured housing. From 1999 until he joined Fleetwood, he was a corporate vice president of PACCAR, Inc., a manufacturer of heavy duty trucks, and before that was general manager of PACCAR’s subsidiary, Kenworth Truck Company. Previously, he was PACCAR’s vice president of purchasing, general manager of its parts distribution business, and held several management positions with Peterbilt Motors, another PACCAR truck division. Earlier in his career, he held senior level sales and manufacturing positions with Rockwell International and Eaton Corp.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2010 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Mark Rossi, 51 (Class II)

Mark Rossi was appointed a Class II director in November 1997. Mr. Rossi is a senior managing director of Cornerstone Equity Investors, L.L.C., a New York-based private equity firm. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was president of Prudential Equity Investors, Inc. Mr. Rossi’s industry focus is on technology companies. He is also a member of the boards of directors of several private companies and non-profit organizations.

Jean Lavigne, 70 (Class II)

Jean Lavigne was appointed a Class II director in August 1999. From November 1993 until his retirement at the end of 2002, Mr. Lavigne served as vice president and country president in France and Belgium for Motorola, Inc., and he was president and chief executive officer of Motorola, SA and of Motorola Semiconductor SA. Prior to joining Motorola, Mr. Lavigne was with Digital Equipment Corporation in Europe where he was responsible for Manufacturing and Engineering Technology and served as a member of its European Government Affairs Team. Mr. Lavigne resides in Paris, France.

Burkhard Goeschel, 61 (Class II)

Professor Goeschel was appointed a Class II director in February 2007. He is currently the CTO Vehicles & Powertrain of MAGNA International. From 2000 until his retirement in 2006, he was a member of the six-person Management Board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a Group Leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is a member of the university’s management board and a trustee of its Institute for Advanced Studies. He is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities, serves on the Research Commission and the Scientific and Ethical Advisory Board for state of Bavaria, and was general chairman of the Society of Automotive Engineers (SAE) 2006 World Congress.

Vote Required for Approval and Recommendation of the Board

With regard to the election of directors, the two nominees who receive the greatest number of votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

The Board recommends that stockholders vote IN FAVOR OF the election of each of the nominees identified above.

Board Meetings and Committees

The Board is composed of eight members, six of whom were determined by the Board to be independent within the meaning of the National Association of Securities Dealers’ (“NASD”) listing standards. These independent directors are Messrs. Rossi, Guyett, Lavigne, Ringer, Caudill and Goeschel. During the fiscal year ended December 31, 2007, the Board held eleven meetings. During the fiscal year ended December 31, 2007, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except that Mr. Goeschel attended 6 of 10 Board meetings and 2 of 3 Governance Nominating and Strategy Committee meetings. Mr. Lavigne attended 2 of 3 Compensation Committee meetings. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All members of the Board attended the Company’s 2007 Annual Meeting of Stockholders.

Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 9244 Balboa Avenue, San Diego, California 92123.

The Board also has established an Audit Committee, a Compensation Committee, and a Governance, Nominating & Strategy Committee.

Audit Committee

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee is composed of Messrs. Rossi, Guyett, Lavigne and Ringer; except that Mr. Lavigne resigned from the Audit Committee effective October 22, 2007. Mr. Guyett is Chairman of the Audit Committee. The Audit Committee met five times during the fiscal year ended December 31, 2007.

All members of the Company’s Audit Committee are independent (as independence is defined in NASD Rule 4200(a)(15)). Mr. Guyett has been designated by the Board as the Audit Committee’s financial expert. Mr. Guyett is independent of management, as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at www.maxwell.com.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company’s equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of Messrs. Rossi, Guyett, Caudill and Lavigne, who replaced Mr. Ringer as a member of the Compensation Committee as of May 3, 2007. Mr. Rossi is Chairman of the Compensation Committee. The Compensation Committee met seven times during the fiscal year ended December 31, 2007. Messrs. Rossi, Guyett, Caudill and Ringer are independent of management (as independence is defined in the NASD listing standards).

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee.

Governance, Nominating & Strategy Committee

The Governance, Nominating & Strategy Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, nominates specific individuals to be elected as officers of the Company by the Board, establishes a process for monitoring compliance with the Company’s Code of Business Conduct and Ethics and recommends corporate governance guidelines and policies for adoption by the Board. The Governance, Nominating & Strategy Committee was formed in May, 2006 by combining the Company’s Nominating & Governance Committee and its Executive Committee. The

Governance, Nominating & Strategy Committee is composed of Messrs. Lavigne, Guyett, Rossi, Goeschel and Caudill. Mr. Lavigne resigned from the Governance, Nominating & Strategy Committee effective July 23, 2007 and was re-appointed to the Governance, Nominating & Strategy Committee on October 22, 2007. Mr. Caudill is Chairman of the Governance, Nominating & Strategy Committee. The Governance, Nominating & Strategy Committee met five times during the fiscal year ended December 31, 2007.

Messrs. Lavigne, Guyett, Rossi, Goeschel and Caudill are independent of management (as independence is defined in the NASD listing standards). The Governance, Nominating & Strategy Committee has adopted a written Governance, Nominating & Strategy Committee Charter which is available on the Company’s website at www.maxwell.com.

When considering a potential candidate for membership on the Company’s Board, the Governance, Nominating & Strategy Committee considers relevant business and other experience and demonstrated character and judgment as described in the “Board Membership Criteria” section of the Company’s Governance Guidelines, which are posted on the Company’s website at www.maxwell.com. There are no differences in the manner in which the Governance, Nominating & Strategy Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. The Governance, Nominating & Strategy Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Meeting.

The Governance, Nominating & Strategy Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at www.maxwell.com. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to the Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Stockholder Proposals.” Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. There have been no material changes to the procedures by which stockholders may recommend nominees to the Board.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics applies to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website at www.maxwell.com and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123. Any changes or waivers of the Code of Business Conduct and Ethics for the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions will be disclosed on the Company’s website.

Compensation of Directors

For the fiscal year ended December 31, 2007, non-employee directors of the Company received compensation for services provided as a director. Each member of the Board who is not an employee received a $6,250 quarterly retainer (with an additional $3,750 per quarter paid to the Chairman of the Board and an additional $2,500 per quarter paid to the Chairman of the Audit Committee, Chairman of the Compensation Committee and the Chairman of the Governance, Nominating & Strategy Committee) as well as $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference), $1,500 per Audit Committee meeting attended (whether in person or by video or telephone conference) and $1,000 for all other committee meetings attended in person ($750 for meetings attended by video or telephone conference). The members of the Board are entitled to reimbursement of their expenses incurred in attending Board meetings in accordance with Company policy.

Directors of the Company typically receive, as additional compensation for their services as directors, including committees on which they serve, (a) a restricted stock grant, at the time of their election or appointment, of 4,000 shares of Common Stock, which vests on the one-year anniversary of the date of grant, (b) a restricted stock grant in January, of 4,000 shares of Common Stock, which vest on the one-year anniversary of the date of grant and (c) are also eligible for discretionary awards of restricted stock or stock options. The initial award, annual awards, and discretionary awards if any, provide for full-acceleration of vesting upon a change of control or in the event that a director’s service terminates as a result of death or disability.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2007, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (8)($)		All Other Compensation ($)		Total ($)
Robert Guyett	76,900	(1)	50,800	(9)	—		127,700
Jean Lavigne	50,300	(2)	50,800	(10)	—		101,100
Mark Rossi	70,300	(3)	50,800	(11)	—		121,100
Burkhard Goeschel	29,500	(4)	49,600	(12)	—		79,100
Thomas Ringer	51,000	(5)	50,800	(13)	—		101,800
Jose Cortes	41,000	(6)	50,800	(14)	—		91,800
Edward Caudill	73,100	(7)	50,800	(15)	17,600	(16)	141,500

(1)	Mr. Guyett is the Chairman of the Audit Committee and a member of the Compensation Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. Mr. Guyett also served as Chairman of the Board until May 2007. This amount includes the quarterly retainers described above as well as fees paid for five Board meetings attended in person, for six Board meetings attended by telephone conference, for one Audit Committee meeting attended in person, four Audit Committee meetings attended by telephone conference, for four Compensation Committee meetings attended in person, three meetings attended by telephone conference, for four Governance, Nominating and Strategy Committee meetings attended in person, for one Governance, Nominating and Strategy Committee meeting attended by telephone conference and for one Pricing Committee meeting attended in person and for one Pricing Committee meeting attended by telephone conference.

(2)	Mr. Lavigne is a member of the Governance, Nominating and Strategy Committee and Compensation Committee. Mr. Lavigne resigned from the Audit Committee effective October 22, 2007. This amount includes the quarterly retainers described above as well as fees paid for five Board meetings attended in person, for five Board meetings attended by telephone conference, for one Audit Committee meeting attended in person and two Audit Committee meetings attended by telephone conference, for two Compensation Committee meetings attended in person, for three Governance, Nominating and Strategy Committee meetings attended in person, and for one Governance, Nominating and Strategy Committee meeting attended by telephone conference.

(3)	Mr. Rossi is the Chairman of the Compensation Committee and is also a member of the Audit Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for five Board meetings attended in person, for five Board meetings attended by telephone conference, for one Audit Committee meeting attended in person, four Audit Committee meetings attended by telephone conference, for four Compensation Committee meetings attended in person, for three Compensation Committee meetings attended by telephone conference, for one Pricing Committee meeting attended in person, for one Pricing Committee meeting attended by telephone conference, for four Governance, Nominating and Strategy Committee meetings attended in person and for one Governance, Nominating and Strategy Committee meeting attended by telephone conference.

(4)	Professor Goeschel joined the Board in February 2007. This amount includes the quarterly retainers described above as well as fees paid for three Board meetings attended in person, for three Board meetings attended by telephone conference, for one Governance, Nominating and Strategy Committee meeting attended in person and for one Governance, Nominating and Strategy Committee meeting attended by telephone conference.

(5)	Mr. Ringer is a member of the Audit Committee and the Compensation Committee. Mr. Ringer resigned from the Compensation Committee effective May, 3, 2007. This amount includes the quarterly retainers described above as well as fees paid for five Board meetings attended in person, for five Board meetings attended by telephone conference, for one Audit Committee meeting attended in person, four Audit Committee meetings attended by telephone conference, and two Compensation Committee meetings attended in person, two Compensation Committee attended by telephone conference.

(6)	This amount includes the quarterly retainers described above as well as fees paid for five Board meetings attended in person and for six Board meetings attended by telephone conference.

(7)	Mr. Caudill has been Chairman of the Board since May 2007, the Chairman of the Governance, Nominating and Strategy Committee and is also a member of the Compensation Committee and the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for five Board meetings attended in person, for six Board meetings attended by telephone conference, for four Compensation Committee meetings attended in person, three Compensation Committee meetings attended by telephone conference, for one Pricing Committee meeting attended in person, for one Pricing Committee meeting attended by telephone conference, for four Governance, Nominating and Strategy Committee meetings attended in person and for one Governance, Nominating and Strategy Committee meeting attended by telephone conference.

(8)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to restricted stock held by each director during the fiscal year in accordance with FAS 123R, excluding forfeiture estimates relating to service-based vesting conditions. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards. The amounts for Mr. Guyett, Mr. Lavigne, Mr. Rossi, Mr. Ringer, Mr. Cortes and Mr. Caudill consists of (1) $3,000 per director with respect to the 1,667 shares of restricted stock granted to each of the directors on June 22, 2005 (the aggregate grant date fair value of such award was $17,200) and (2) $5,000 per director with respect to the 1,667 shares of restricted stock granted to each of the directors on January 25, 2006 (the aggregate grant date fair value of such award was $23,700) and (3) $42,800 per director with respect to the 4,000 shares of restricted stock granted to each of the directors on January 11, 2007 (the aggregate grant date fair value of such award was $44,200). The amount for Mr. Goeschel consists of (1) $49,600 with respect to the 4,000 shares of restricted stock granted on February 27, 2007 (the aggregate grant date fair value of such award was $59,000) Performance conditions have estimated achievement dates over which compensation expense is recognized. The requisite service period is the greater of the estimated achievement date or the minimum 12-month vesting period. This requisite service period is determined based on an analysis of all the terms and conditions of each grant. The Company uses the requisite service period that is most likely to occur including the likelihood that the restricted stock award will not be earned. The initial requisite service period may be adjusted for changes in the expected outcomes of the related service or performance conditions with such changes recognized as a cumulative catch-up adjustment.

(9)	As of December 31, 2007, Mr. Guyett had 27,000 total options exercisable and 5,667 shares of unvested restricted stock.

(10)	As of December 31, 2007, Mr. Lavigne had 17,335 total options exercisable and 5,667 shares of unvested restricted stock.

(11)	As of December 31, 2007, Mr. Rossi had 20,000 total options exercisable and 5,667 shares of unvested restricted stock.

(12)	As of December 31, 2007, Mr. Goeschel had zero total options exercisable and 4,000 shares of unvested restricted stock.

(13)	As of December 31, 2007, Mr. Ringer had 5,000 total options exercisable and 5,667 shares of unvested restricted stock.

(14)	As of December 31, 2007, Mr. Cortes had 18,000 total options exercisable and 5,667 shares of unvested restricted stock.

(15)	As of December 31, 2007, Mr. Caudill had zero total options exercisable and 5,667 shares of unvested restricted stock.

(16)	The amounts in this column represent $10,600 payments for health benefits and $7,000 for per diem consulting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company is asking the stockholders to ratify the appointment of McGladrey & Pullen LLP (M&P) as the Company’s independent auditors for the fiscal year ending December 31, 2008.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the appointment of M&P is ratified, the Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board feels that such a change would be in the Company’s and its stockholders’ best interests.

Representatives of M&P are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Vote Required for Approval and Recommendation of the Board

The affirmative vote of a majority of the shares of Common Stock present and represented at the Meeting will be required to ratify the selection of M&P. Under Delaware law and the Company’s Bylaws, abstentions are counted as votes cast, and therefore have the same effect as votes against a matter.

The Board recommends that stockholders vote IN FAVOR OF the ratification of the selection of M&P to serve as the Company’s independent auditors for the fiscal year ending December 31, 2008.

Audit Fees

As of March 5, 2008, the aggregate fees paid or payable to M&P for the fiscal year ended December 31, 2007 for professional services rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, review of registration statements filed on Form S-3 and the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 were approximately $1,441,000. The audit of internal controls was approximately $581,900. For the fiscal year ended December 31, 2006 the aggregate fees paid to M&P for professional services rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, review of a registration statement filed on Form S-3 and the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 were approximately $1,546,300. The audit of internal controls was approximately $748,000.

Audit Related Fees

The Company did not engage M&P for audit related services or for professional services rendered in connection with statutory audits and the audit of the Company’s 401(k) Plan during the fiscal years ended December 31, 2007 and 2006.

Tax Fees

The Company did not engage M&P for professional services rendered in connection with tax advice or tax planning during the fiscal years ended December 31, 2007 and 2006.

All Other Fees

The Company did not engage M&P for any other professional services for the fiscal years ended December 31, 2007 and 2006.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2007, the Audit Committee approved 100% of the total fees that were paid to M&P.

The Audit Committee has determined the rendering of all other non-audit services by M&P is compatible with maintaining the auditor’s independence.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Rossi, Guyett and Ringer. The Audit Committee recommends to the Board the selection of the Corporation’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the firm’s independence from the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors as well as the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report, filed with the Securities and Exchange Commission (“SEC”) on March 3, 2008.

AUDIT COMMITTEE

Robert Guyett

Thomas Ringer

Mark Rossi

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company, their positions with the Company and experience are set forth below.

Name	Position(s)	Age
David Schramm	Current President and Chief Executive Officer	58

Richard D. Balanson, Ph.D.	Senior Technical Advisor, Former President and Chief Executive Officer	58

Tim T. Hart	Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary	51

Alain R. Riedo	Senior Vice President, General Manager of Maxwell Technologies, S.A.	51

George Kreigler III	Senior Vice President, Operations	54

The officers of the Company hold office at the discretion of the Board. During the fiscal year ended December 31, 2007, the officers of the Company devoted substantially all of their business time to the affairs of the Company for the period in which they were employed, and they intend to do so during the fiscal year ending December 31, 2008.

Background

David Schramm

David Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 36-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems and several of their divisions and subsidiaries. Before joining Maxwell, he was President and CEO of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was President and CEO of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Richard D. Balanson, Ph.D.

Dr. Balanson resigned from the Board and as President and Chief Executive Officer, effective July 23, 2007. Since that time, Dr. Balanson has served as Senior Technical Advisor to Maxwell. Dr. Balanson was appointed president and chief executive officer of the Company in May 2003 and was elected to the Board in May 2003. He joined the Company in 1999 as a corporate vice president and president of the Advanced Energy Products unit, a subsidiary of the Company, assuming primary responsibility for development of the Company’s ultracapacitor product line. In 2000, he was appointed president of the Electronic Components Group, a subsidiary of the Company, and in May 2002 was promoted to the newly created position of president and chief operating officer of the Company. From 1996 until he joined the Company, he was president and chief operating officer of 3D Systems, a California-based manufacturer of rapid prototyping equipment. Previously, from 1994 to 1996, he was general manager, executive vice president and a director of Maxtor Corp., a disk drive manufacturer, and from 1992 until 1994 was president and chief operating officer of Applied Magnetics, a producer of magnetic recording components.

Tim T. Hart

Mr. Hart joined Maxwell in August 2005 as chief financial officer. From May 2003 to March 2005, he was chief financial officer of Seracare Life Sciences Inc., a Nasdaq-listed manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery and research organizations worldwide. Seracare Life Sciences Inc. filed a petition under the federal bankruptcy laws in March, 2006. From 1991 until 2003, he was with Alliance Pharmaceutical Corp., a Nasdaq-listed biotechnology company, where he held the title of vice president, CFO and treasurer. Before that he was a group controller with Cubic Corp., serving as the chief financial officer for six of the company’s international subsidiaries. Earlier, he became a Certified Public Accountant while working for Ernst & Whinney, a predecessor firm of Ernst & Young LLP.

Alain R. Riedo

Mr. Riedo joined Maxwell Technologies, S.A., formerly Montena Components, as Director of Sales in 1988, and was appointed General Manager in 1994. He joined Maxwell Technologies, Inc. as a result of the Company’s acquisition of Montena Components in July 2002, with the title of Vice President & General Manager of Maxwell Technologies, S.A. In May 2006, he was promoted to his current position. Mr. Riedo has overall responsibility for Maxwell’s global high voltage capacitor business.

George Kreigler III

Mr. Kreigler joined Maxwell in April 2006, assuming global responsibility for BOOSTCAP® ultracapacitor operations, including overseeing the Company’s offshore manufacturing activities in China. Mr. Kreigler has more than 30 years of high technology operations management experience, including supervision of multiple large-scale offshore manufacturing facilities. Before joining Maxwell, he spent eight years with Quantum Corporation, most recently as corporate senior vice president and general manager of Quantum Storage Systems. Previously, he was vice president, manufacturing systems for Read-Rite Corporation, and before that spent 12 years in senior operations and engineering positions with disk drive manufacturer Maxtor Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers (as defined below), and (iv) all directors and Named Executive Officers of the Company as a group. Information for the officers and directors is as of March 10, 2008. The address for each individual is 9244 Balboa Avenue, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Security Investors, LLC One Security Benefit Place, Topeka, KS 66636-0001	2,028,200	(3)	9.90%

Montena, SA Herzogstrasse 14, 8044 Zürich, Switzerland	2,052,000	(4)	10.01%

Invesco, Ltd., dba Powershares Capital Mgt., LLC 1360 Peachtree Street, NE, Atlanta, GA 30309	1,726,574	(5)	8.42%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430, Austin, TX 78746	1,630,704	(6)	7.96%

Merrill Lynch & Co., Inc. Four World Financial Center 250 Vesey Street, 12th Floor, New York, NY 10080	1,181,479	(7)	5.76%

	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
José L. Cortes	2,084,667	(8)	10.17%
Richard D. Balanson	526,871	(9)	2.57%
Alain Riedo	126,234	(10)	*
Tim T. Hart	120,823	(11)	*
David J. Schramm	120,000	(12)	*
Robert Guyett	61,667	(13)	*
Mark Rossi	54,667	(14)	*
Jean Lavigne	42,002	(15)	*
Edward Caudill	40,667	(16)	*
George Kreigler	35,195	(17)	*
Thomas Ringer	20,667	(18)	*
Burkhard Goeschel	18,000	(19)	*
All directors and executive officers as a group (12 persons)	3,251,460	(20)	15.87%

*	Less than one percent.

(1)	Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or included in filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)	Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 10, 2008 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 20,494,313 shares of Common Stock outstanding on March 10, 2008.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Security Investors, LLC on December 31, 2007.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Form 4 filed with the SEC by Montena, SA on December 13, 2006.

(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Invesco Ltd., dba PowerShares Capital Mgt., LLC on December 31, 2007.

(6)	Van Den Berg Management has sole voting power over 37,495 shares and shared voting power with respect to the balance and has sole power to dispose of 37,495 shares and shared dispositive power with respect to the balance. Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G/A filed with the SEC by Van Den Berg Management on December 31, 2007.

(7)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Merrill Lynch & Co., Inc. Merrill Lynch & Co., Inc. disclaims beneficial ownership of the Maxwell Technologies, Inc., shares held by the following entities: 16,617 shares held by Merrill Lynch International, 15,060 shares held by Merrill Lynch Bank & Trust Co., and 1,149,802 shares held by FSB and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(8)	Consists of 2,052,000 shares held by Montena, SA and an option to purchase 18,000 shares of Common Stock and 14,667 shares of Restricted Stock. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to his proportionate interest therein.

(9)	Consists of an option to purchase 462,389 shares of Common Stock and 64,482 shares of Restricted Stock.

(10)	Consists of an option to purchase 82,900 shares of Common Stock and 43,334 shares of Restricted Stock.

(11)	Consists of 3,314 shares of Common Stock held by Mr. Hart personally, an option to purchase 75,000 shares of Common Stock and 42,509 shares of Restricted Stock.

(12)	Consists of 18,000 shares of Common Stock held in a Family Trust, 2,000 shares of Common Stock owned by Mr. Schramm personally and 100,000 shares of Restricted Stock.

(13)	Consists of 29,000 shares of Common Stock held in a Family Trust, an option to purchase 27,000 shares of Common Stock and 5,667 shares of Restricted Stock.

(14)	Consists of 29,000 shares of Common Stock held by Mr. Rossi personally, an option to purchase 20,000 shares of Common Stock and 5,667 shares of Restricted Stock.

(15)	Consists of 10,000 shares of Common Stock owned by Mr. Lavigne personally, an option to purchase 17,335 shares of Common Stock and 14,667 shares of Restricted Stock.

(16)	Consists of 29,000 shares of Common Stock held in a Family Trust, 6,000 shares of Common Stock owned by Mr. Caudill personally and 5,667 shares of Restricted Stock.

(17)	Consists of 31,390 shares of Restricted Stock and 3,805 shares of Common Stock owned by Mr. Kreigler personally.

(18)	Consists of 5,000 shares of Common Stock owned by Mr. Ringer personally, an option to purchase 5,000 shares of Common Stock and 10,667 shares of Restricted Stock.

(19)	Consists of 8,000 shares of Restricted Stock and an option to purchase 10,000 shares of Common Stock.

(20)	Includes options to purchase 717,624 shares of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms received and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee oversees and administers the Company’s compensation policies and plans. In this regard, the Committee prepares and presents for the approval of the Board general recommendations on compensation policies and plans and makes specific recommendations on salaries, incentive compensation and equity incentive awards for executives, employees and consultants. The Compensation Committee’s membership is determined by the Board. It is currently composed of Messrs. Rossi, Caudill, Guyett and Lavigne, all of whom are independent, as defined by the Nasdaq Stock Exchange listing standards. The Company’s management team and human resources group support the Compensation Committee in fulfilling its responsibilities and in some cases gather information and perform administrative tasks delegated to them by the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities, but did not engage outside advisors in 2007.

Compensation Philosophy and Objectives

The Board’s goal for executive compensation is to strongly link management pay with the Company’s annual and long-term performance, as measured both by financial and non-quantitative metrics. The executive compensation program is intended to attract, motivate and retain senior management by providing compensation opportunities that are consistent with Company performance and, on an overall basis, are competitive with companies of similar size and business orientation. The program provides for base salaries that reflect such factors as level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides both for annual incentive cash bonus awards that are payable upon the Company’s achievement of annual financial and management objectives approved by the Board, as well as long-term equity incentives that are intended to strengthen the mutuality of interest between management and the Company’s stockholders. Each executive officer’s target total annual compensation (i.e., salary plus bonus) is determined after a review of data regarding similarly situated executives at firms of similar size and business orientation. The Compensation Committee benchmarks against companies of similar size and business orientation based on publicly available information. The Compensation Committee has adopted a philosophy of providing cash compensation below the median of these similar companies, balanced by equity incentive compensation that is above the median. While the income tax implications of the compensation program to the Company and its executive officers are continually assessed, they are not presently a significant factor in the administration of the program.

The Compensation Committee recognizes the importance of providing compensation opportunities that effectively reward management for the achievement of critical performance objectives. The Committee supports a pay-for-performance policy that determines compensation amounts based on Company and individual performance. While the establishment of base salaries turns principally on the factors noted above, annual incentive bonus opportunities for senior corporate executives are based on the performance of the Company as a whole. In addition, the program provides equity incentive opportunities designed to align the interests of executives and other key employees with other stockholders through the ownership of the Company’s Common Stock.

Executive Compensation Program

Compensation paid to the Company’s executive officers consists of the following elements: base salary, annual incentive bonuses, and equity incentive awards.

1. Base Salary. With respect to determining the base salary of executive officers, the Committee considers a variety of factors, including recommendations of the Chief Executive Officer (other than with respect to his own compensation), the executives’ levels of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies in the Company’s industry. The Compensation

Committee believes that its process for determining and adjusting the base salary of executive officers, subject to final Board approval, is fully consistent with sound personnel practices. Annual adjustments in base salaries typically are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part business and individual performance achievements in the prior year. Based on surveys they have reviewed, the Compensation Committee believes that the base salaries of executive officers of the Company are at or below the median for companies of similar size and business orientation. This is in part due to the fact that the Company grants above average equity awards, thereby tying a greater percentage of executive officer compensation to performance. For 2007, salary increases were approved by the Board upon the recommendation of the CEO and the Compensation Committee and were generally between 3% and 5% of base salary and higher in the case of Mr. Hart and Mr. Kreigler who received promotions in 2007.

2. Annual Incentive Bonuses. The Company’s annual incentive bonus program for executive officers is based on achievement of annual performance targets and other management objectives that are established annually, but are subject to adjustment as the Compensation Committee, subject to final Board approval, deems appropriate. The Company’s targets and objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value. Final calculation of the Company’s financial performance and determination and payment of the awards is made as soon as is practicable after the completion of the Company’s fiscal year by the Compensation Committee, subject to final Board approval. For the Company’s 2007 fiscal year, the Compensation Committee recommended, and the Board approved, a cash incentive bonus program pursuant to which Dr. Balanson, the then-CEO, was eligible for a cash incentive bonus equal to up to 50% of his base salary for 2007 and the other executive officers were eligible to earn bonuses equal to up to 50% of their 2007 base salaries if the Company were to have achieved quarterly profitability objectives. Upon hiring Mr. Schramm, the Company’s current Chief Executive Officer, he was approved to participate in the 2007 cash incentive bonus program with a bonus of 100% of his base salary, guaranteed for 2007 but prorated based on the number of days he was employed by the Company during the fiscal year. For 2007, the profitability objectives were based on operating profit excluding interest, taxes and stock option expensing, and including a fixed expense of $900,000 per quarter for depreciation and the aggregate cost of the bonuses. If the Company had achieved one quarter of profitability, then 50% of the target bonus would be paid and if the Company had achieved two quarters of profitability, then 100% of the target bonus would be paid. As those objectives were not achieved, the former CEO and other executive officers earned no cash incentive bonuses for fiscal 2007.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. The targets are set aggressively and in many instances require achievement of significant financial performance. These targets and goals are disclosed in the limited context of Maxwell’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Maxwell specifically cautions investors not to apply these statements to other contexts.

3. Equity Incentive Awards. Discretionary stock-based awards are intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company and thereby motivate them in the service of the Company and its stockholders. In 2004, the Compensation Committee recommended, and the Board approved, deferral of any new equity incentive grants to the Chief Executive Officer and other executive officers, pending a reevaluation of the Company’s equity incentive philosophy and practices. This reevaluation included, among other factors, an examination of accounting rule changes and evolving equity incentive practices and approaches employed by similarly situated companies. After completing this reevaluation, the Compensation Committee recommended, and the Board and stockholders approved the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (the “Omnibus Plan”). The Omnibus Plan allows the Company the flexibility to use various forms of equity incentives, including stock appreciation rights, performance shares and performance awards, restricted stock and restricted share units, in addition to stock options, which historically had been the predominant form of equity incentive provided to the Company’s executive officers. In June 2005, the Compensation Committee proposed that: i) the Company adopt the use of restricted stock as the primary form of periodic equity incentive awards for executive officers, and ii) that, as a general practice, stock option grants for executive officers should be limited to initial grants for recruitment purposes. The Board concurred with these recommendations, and in June 2005 approved awards of restricted stock to the Chief Executive Officer and other executive officers. Vesting of these restricted shares is conditioned on achievement of specific individual or Company performance milestones, as well as an element of time-based vesting. The Compensation Committee, subject to final Board approval, also has the ability to modify performance milestones in lieu of cancelling shares awarded and making new awards of the same number of shares in future years.

Each year, the Compensation Committee considers replenishment grants for current executive officers based on recommendations from the CEO, which are in part based on publicly available market survey data for companies of similar size and business orientation, as well as each officer’s performance against goals during the prior year. With respect to newly hired employees, the size of equity incentive grants is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion, and adjustments may be made as the Compensation Committee, subject to final Board approval, deems reasonable to attract candidates in the competitive environment for highly qualified employees in which we operate.

In 2007, Mr. Schramm, being a new hire, received one restricted stock grant and one stock option grant, Dr. Balanson received two new restricted stock grants, Mr. Hart received three restricted stock grants and Mr. Riedo received two restricted stock grants. No grants were made in 2007 to Mr. Kreigler in view of the large grant he had received the previous year. Mr. Schramm’s restricted stock grant and stock option grants vest over four years, commencing on his first day of employment with the Company.

The restricted stock grants to Messrs. Balanson, Hart and Riedo vest based on performance milestones. On January 11, 2007, Dr. Balanson was granted awards totaling 24,950 shares of restricted stock. One award of 10,000 shares of restricted stock tied vesting to obtaining a licensing transaction and a second award of 10,000 shares tied vesting to raising $50 million of capital during 2007. Neither of these objectives was achieved. In 2006, Dr. Balanson was granted an award of 2,475 shares of restricted stock with vesting tied to achievement of a certain revenue target in calendar year 2006 and an award of 2,475 shares of restricted stock with vesting tied to achievement of a certain higher revenue target in calendar year 2006. The milestones for the two awards were not met and the Company amended the performance goal so the shares of both grants would vest upon achievement of a higher revenue target in calendar year 2007, which also was not achieved. In addition, an award of 5,000 shares of restricted stock was granted to Dr. Balanson in December, 2005, with vesting tied to entering into strategic agreements. This award was modified on May 7, 2007 to vest based on the Company entering into a strategic agreement. On January 11, 2007, Mr. Hart was granted a total of 25,000 shares of restricted stock, of which 5,000 shares tied vesting to achieving two consecutive quarters of profitability, 10,000 shares tied vesting to raising $50 million of capital during 2007, and 10,000 shares tied vesting to obtaining certain 2007 inventory utilization goals. On January 11, 2007, Mr. Riedo was granted awards totaling 16,334 shares of restricted stock. The first award of 4,417 shares would vest if the Company achieved a certain level of gross margin for two consecutive quarters. The second award of 4,417 shares would vest if certain 2007 inventory utilization goals were achieved. None of these objectives was achieved. The third award was an amendment to the performance goals applicable to the two restricted stock awards granted to Mr. Riedo in December, 2005. Each was an award of 3,750 shares of restricted stock with vesting tied to achievement of a certain revenue target in calendar year 2006 and the second tied to achievement of a certain higher revenue target in calendar year 2006. The milestones for the two awards were not met and the Company amended the performance goal so the shares of both grants would vest upon achievement of higher revenue target in calendar year 2007, which was not achieved. The Board has the authority to amend the performance goals further if the revised goals are not met. The Compensation Committee believed it was in the best interests of the Company and its stockholders to revise the milestones to include new performance targets and provide Dr. Balanson, Mr. Kreigler and Mr. Riedo an ability to earn the shares if these revised milestones were met in the future. Additional information regarding these grants are set forth in the section entitled “2007 Grants of Plan-Based Awards” contained herein. Certain of the specific financial targets set for the named executive officers are not disclosed because we believe disclosure of this information would cause Maxwell competitive harm. Further, the targets are set aggressively and require achievement of significant financial performance, as demonstrated by the fact that target revenues have not been met in several recent periods.

For non-officer management and professional employees, a new hire option grant will generally be made at the first regularly scheduled meeting of the Board following commencement of employment. Replenishment option grants to employees are generally made once each year based on recommendations of the CEO. The exercise price of stock option grants is always equal to the fair market value of the Common Stock on the date of grant.

Chief Executive Officer Compensation

When Mr. Schramm joined the Company in July 2007, Mr. Schramm’s base salary for fiscal year 2007 was set at $400,000, which was determined to be approximately 51% of the average for CEOs of companies of similar size and business orientation. Under the terms of his employment agreement with the Company, Mr. Schramm is eligible for a yearly incentive bonus with a target amount of 100% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board upon the recommendation of the Compensation Committee. For 2007, Mr. Schramm’s employment agreement guaranteed that he would receive a bonus at the target level, prorated for the number of days he was employed by the Company, which for 2007 resulted in a bonus of $177,500.

Dr. Balanson’s base salary for fiscal year 2007 was increased at the beginning of the year to $450,000, which was determined to be approximately 57% of the average for CEOs of companies of similar size and business orientation. In approving this increase, the Compensation Committee considered Dr. Balanson’s individual performance, as well as improvement in the Company’s financial results, taking into account that the Company has a history of losses that predated Dr. Balanson’s appointment as Chief Executive Officer. The Compensation Committee also considered introduction of new products that contributed to market share gains within each of the Company’s core product lines, establishment of a key strategic relationship with a leading Tier 1 supplier to the automotive industry and expansion of the Company’s patent portfolio. As the Company did not achieve the profitability targets required to trigger annual pay-for-performance incentive compensation payments, Dr. Balanson did not receive a cash incentive bonus for the fiscal year ended December 31, 2007. Consistent with the Company’s succession planning, the Company entered into a Transition Agreement with Dr. Balanson to ensure availability of his services through 2011 following his resignation from the Board effective July 23, 2007.

Severance, Change of Control and other Post-Employment Programs.

The Company provides for the full acceleration of vesting of options and restricted shares granted to executive officers under the Company’s 1995 Stock Option Plan and Omnibus Plan upon a change of control of the Company pursuant to which such officer’s compensation or responsibilities as an employee are reduced or the headquarters of the Company are moved to a location outside a 30 mile radius of the Company’s existing headquarters. With respect to options and restricted shares granted to executive officers under the Omnibus Plan, the Company allows for the full acceleration of vesting upon a termination of employment due to death, disability or retirement, or, at the Company’s discretion, for acceleration in whole or in part upon a change of control of the Company.

The Company further provides for full-acceleration of vesting of restricted stock awards made to its executive officers upon a change of control or upon the termination of such officer’s services due to death or disability prior to vesting, including meeting a performance-vesting milestone. The Compensation Committee believes that the aforementioned accelerated vesting provisions are fair and reasonable when compared with similar arrangements adopted by companies of similar size and business orientation.

The Company also has agreements providing severance to its executive officers in the event of involuntary termination. The severance program is provided as a temporary source of income in the event of an executive’s involuntary termination of employment.

Perquisites

The Company does not generally provide executives with perquisites other than programs made available to all company employees. However, the Company has provided a car allowance to Mr. Schramm, Dr. Balanson, Mr. Hart and Mr. Riedo, as well as cash in lieu of health care benefits for Mr. Schramm, Dr. Balanson and Mr. Hart, and relocation benefits for Mr. Kreigler. In addition, the Company provides benefits to its officers working overseas that are customary for those locations.

Stock Ownership Guidelines

The Compensation Committee has established guidelines regarding stock ownership for directors. The guidelines state that directors should own at least 10,000 shares of Common Stock. We currently do not require our executive officers to own a particular number of shares of our Common Stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Financial Restatement

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, the stockholders were asked to approve a limit under our Omnibus Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock awards are generally not considered performance-based under Section 162(m) and, therefore, are generally not deductible by the Company to the extent that overall compensation exceeds $1 million. However, such awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carry-forward.

We account for equity compensation paid to our employees under the rules of FAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employee’s interests with those of our stockholders. The Compensation Committee believes that the compensation of the Company’s executives’ is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee

COMPENSATION COMMITTEE

Mark Rossi

Edward Caudill

Robert Guyett

Jean Lavigne

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2007 SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid in 2006 and 2007 to the Company’s “chief executive officer,” “chief financial officer” and the Company’s other executive officers whose total compensation in fiscal year 2007 exceeded $100,000 (our “named executive officers”).

Name and Principal Position	Year	Salary ($)		Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
David J. Schramm President & Chief Executive Officer	2007	161,200		155,600	109,700	177,500	10,200	(5)	614,200

Richard D. Balanson, Ph.D. Former President & Chief Executive Officer	2007 2006	577,100 344,600	(1)	184,100 340,000	10,300 26,000	— —	29,100 28,900	(6) (6)	800,600 739,500

Tim T. Hart Vice President – Finance, Chief Financial Officer, Treasurer & Secretary	2007 2006	226,600 209,600		59,500 127,000	159,300 364,000	— —	20,200 22,300	(7) (7)	465,600 722,900

Alain R. Riedo Senior Vice President, General Manager of Maxwell Technologies, S.A.	2007 2006	246,300 213,300	(2)	111,600 111,000	5,000 13,000	— —	78,500 21,500	(8) (8)	441,400 358,800

George Kreigler III (10) Senior Vice President Operations	2007	253,800		363,000	—	—	30,200	(9)	647,000

(1)	Includes $129,800 paid out for accrued vacation.

(2)	Mr. Riedo’s 2007 salary was 295,200 CHF and was converted to $246,300 for purposes of this proxy statement based on an exchange ratio of .8342 to 1, the average exchange rate in 2007.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, excluding forfeiture estimates relating to service-based vesting conditions. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards.

(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, excluding forfeiture estimates relating to service-based vesting conditions. See Note 6 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards.

(5)	Includes $5,300 in car allowance, $4,000 paid in lieu of benefits, and $900 in benefits.

(6)	For 2007 this amount includes $7,800 in car allowance, $6,800 in 401(k) matching contributions and $9,100 paid in lieu of benefits, and $5,400 in benefits. For 2006 this amount includes $13,000 in car allowance, $6,600 in 401(k) matching contributions, $9,100 in benefits, and $200 paid for a patent disclosure.

(7)	For 2007 this amount includes $13,000 in car allowance, $3,100 in 401(k) matching contributions and $4,100 in benefits. For 2006 this amount includes $13,000 in car allowance, $500 in 401(k) matching contributions and $8,800 in benefits.

(8)	For 2007 amount includes $17,700 for a car lease, $5,100 for fuel costs, $6,000 in benefits, $20,000 in a per diem for entertainment, $9,500 for vacation payout, and $20,200 for Company contributions to the Swiss subsidiary pension plan. The 2006 amount includes $16,000 in Company contributions to the Swiss subsidiary pension plan and $5,500 in benefits.

(9)	For 2007 this amount includes $16,100 in employee relocation costs, $4,200 in 401(k) matching contributions, $9,700 in benefits and a $200 patent award.

(10)	Mr. Kreigler was appointed to his current position and became a named executive officer on April 3, 2007.

Salary and Bonus in Proportion to Total Compensation

The amount of salary and bonus earned in 2007 in proportion to the total compensation reported for each of our named executive officers was:

•	David Schramm: 55%

•	Richard Balanson: 72%

•	Tim Hart: 49%

•	Alain Riedo: 56%

•	George Kreigler: 39%

Employment Agreements

In July 2007, the company entered into an employment agreement with Mr. Schramm. The agreement provides for a base salary of $400,000. Under the terms of the agreement, Mr. Schramm will be eligible for an incentive bonus with a target amount of 100% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. For 2007, Mr. Schramm was guaranteed a bonus at the target level, prorated for the number of days he worked. The agreement provides that if Mr. Schramm’s service is terminated without cause, he will receive an amount equal to his annual base salary at the rate in effect at the time of termination and up to 12 months of health benefits. Pursuant to the agreement, Mr. Schramm was granted an option to purchase 150,000 shares of the Company’s Common Stock and 100,000 restricted shares of the Company’s Common Stock. The options and restricted shares will vest over 4 years, so long as Mr. Schramm is continuously employed. The options will vest 25% after 1 year and in equal monthly installments for the remaining 3 years. Restricted shares will vest 25% after one year and the remainder will vest in equal quarterly installments for the next 3 years. If the Company is subject to a Change of Control and Mr. Schramm is subject to an involuntary termination within 12 months of the Change of Control, the agreement provides that all option shares and restricted shares will vest in full.

Each of our other named executive officers is party to an employment agreement with the Company that sets forth their base salaries and potential bonus opportunities. Messrs. Hart, Riedo and Kreigler are eligible for annual bonuses of up to 50% of their base salaries.

SEE “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” BELOW FOR A DESCRIPTION OF THE SEVERANCE AND CHANGE IN CONTROL BENEFITS APPLICABLE TO EACH OF OUR NAMED EXECUTIVE OFFICERS.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and each equity award granted to the Company’s named executive officers during fiscal year 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	Restricted Stock Awards: Number of Shares of Stock	Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)
David J. Schramm	N/A	177,500	177,500	—	—	—	—	—
David J. Schramm	July 23, 2007	—	—	—	100,000	—	—	1,420,000
David J. Schramm	July 23, 2007	—	—	—	—	150,000	14.20	997,300
Richard D. Balanson	N/A	144,300	288,600	—	—	—	—	—
Richard D. Balanson	January 11, 2007	—	—	4,950	—	—	—	54,600
Richard D. Balanson	January 11, 2007	—	—	10,000	—	—	—	110,400
Richard D. Balanson	January 11, 2007	—	—	10,000	—	—	—	110,400
Tim T. Hart	N/A	56,700	113,300	—	—	—	—	—
Tim T. Hart	January 11, 2007	—	—	5,000	—	—	—	55,200
Tim T. Hart	January 11, 2007	—	—	10,000	—	—	—	110,400
Tim T. Hart	January 11, 2007	—	—	10,000	—	—	—	110,400
Alain R. Riedo	N/A	61,500	123,100	—	—	—	—	—
Alain R. Riedo	January 11, 2007	—	—	7,500	—	—	—	82,800
Alain R. Riedo	January 11, 2007	—	—	4,417	—	—	—	48,800
Alain R. Riedo	January 11, 2007	—	—	4,417	—	—	—	48,800
George Kreigler III	N/A	63,500	126,900	—	—	—	—	—

The amounts shown in the “Estimated future payouts under non-equity incentive plan awards” columns reflect our named executive officers’ participation in our 2007 bonus plan. The amounts shown in the “target” column represent the minimum payment under the plan, equal to 25% of the officer’s base salary, which was payable if the Company achieved one fiscal quarter of operating profitability. The amounts in the “maximum” column represent the maximum payment under the plan, equal to 100% of the chief executive officer’s base salary which was guaranteed to the current chief executive officer, 50% of the base salary for the former chief executive officer and 50% of the other officer’s base salary, payable if the Company had achieved two fiscal quarters of operating profitability. The Company did not achieve profitability during 2007 and our named executive officers did not receive any payments pursuant to our 2007 bonus plan, other than the bonus guaranteed to Mr. Schramm under his employment agreement.

On July 23, 2007, Mr. Schramm was granted 100,000 shares of restricted stock under the Omnibus Plan. Vesting for this award is based on service conditioned over the next four years. The second stock based compensation was an option to purchase 150,000 shares with the price of the option based on that day’s closing market price. Vesting for this award is based on service conditioned over the next four years.

The restricted stock grants to Messrs. Balanson, Hart and Riedo were granted under the Omnibus Plan. Each vests based on performance milestones. On January 11, 2007, Dr. Balanson was granted awards totaling 24,950 shares of restricted stock. One award of 10,000 shares of restricted stock tied vesting to obtaining a licensing transaction and a second award of 10,000 shares tied vesting to raising $50 million of capital during 2007. Neither of these objectives was achieved. In 2006, Dr. Balanson was granted an award of 2,475 shares of restricted stock with vesting tied to achievement of a certain revenue target in calendar year 2006 and an award of 2,475 shares of restricted stock with vesting tied to achievement of a certain higher revenue target in calendar year 2006. The milestones for the two awards were not met and the Company amended the performance goal so the shares of both grants would vest upon achievement of a higher revenue target in calendar year 2007, which also was not achieved. In addition, an award of 5,000 shares of restricted stock was granted to Dr. Balanson in December, 2005, with vesting tied to entering into strategic agreements. This award was modified on May 7, 2007 to vest based on the Company entering into a strategic agreement. On January 11, 2007, Mr. Hart was granted a total of 25,000 shares of restricted stock, of which 5,000 shares tied vesting to achieving two consecutive quarters of profitability, 10,000 shares tied vesting to raising $50 million of capital during 2007, and 10,000 shares tied vesting to obtaining certain 2007 inventory utilization goals. On January 11, 2007, Mr. Riedo was granted awards totaling 16,334 shares of restricted stock. The first award of 4,417 shares would vest if the Company achieved a certain level of gross margin for two consecutive quarters. The second award of 4,417 shares would vest if certain 2007 inventory utilization goals were achieved. None of these objectives was achieved. The third award was an amendment to the performance goals applicable to the two restricted stock awards granted to Mr. Riedo in December, 2005. Each was an award of 3,750 shares of restricted stock with vesting for one tied to achievement of a certain revenue target in calendar year 2006 and vesting for the second tied to achievement of a certain higher revenue target in calendar year 2006. The milestones for the two awards were not met and the Company amended the performance goal so the shares of both grants would vest upon achievement of a higher revenue target in calendar year 2007, which also was not achieved. The Board has the authority to amend the performance goals further if the revised goals are not met.

For a description of the acceleration provisions applicable to these awards, please see the section entitled “Potential Payments Upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (33) ($)
	Exercisable		Unexercisable
David J. Schramm	—		150,000	(1)	14.20	7/23/2017	—		—
	—		—		—	—	100,000	(2)	827,000

Richard D. Balanson	52,679	(3)	—		9.00	12/27/2009	—		—
	50,000	(4)	—		6.18	9/30/2009	—		—
	2,386	(5)	—		6.18	8/18/2009	—		—
	50,000	(6)	—		6.18	8/10/2009	—		—
	37,324	(7)	—		6.18	1/10/2010	—		—
	75,000	(8)	—		6.18	12/1/2010	—		—
	60,000	(9)	—		6.18	1/29/2012	—		—
	70,000	(10)	—		6.18	5/19/2013	—		—
	65,000	(11)	—		7.44	12/19/2013	—		—
	—		—		—	—	10,000	(12)	82,700
	—		—		—	—	10,000	(13)	82,700
	—		—		—	—	4,950	(14)	40,900
	—		—		—	—	10,000	(15)	82,700
	—		—		—	—	10,000	(16)	82,700

Tim T. Hart	75,000	(17)	50,000	(17)	13.95	8/16/2015	—		—
	—		—		—	—	5,000	(18)	41,400
	—		—		—	—	10,000	(19)	82,700
	—		—		—	—	10,000	(20)	82,700
	—		—		—	—	5,000	(21)	41,400

Alain R. Riedo	29,900	(22)	—		7.38	7/23/2012	—		—
	33,000	(23)	—		7.53	11/26/2013	—		—
	20,000	(24)	—		8.35	10/28/2013	—		—
	—		—		—	—	4,417	(25)	36,500
	—		—		—	—	4,417	(26)	36,500
	—		—		—	—	7,500	(27)	62,000
	—		—		—	—	3,500	(28)	28,900
	—		—		—	—	6,667	(29)	55,100
	—		—		—	—	3,500	(30)	28,900

George Kreigler III	—		—		—	—	10,000	(31)	82,700
	—		—		—	—	10,000	(32)	82,700

(1)	Mr. Schramm was granted an option to purchase 150,000 shares of our Common Stock under our Omnibus Plan on July 23, 2007. 25% of the shares subject to the option vest on 7/23/2008 with the remaining 75% vesting in equal monthly installments over the following 3 years, provided Mr. Schramm remains in continuous service to the Company.

(2)	Mr. Schramm received 100,000 restricted shares of our Common Stock in July, 2007 under the Omnibus Plan. The shares will vest 25% after one year and the remainder will vest in equal quarterly installments over the next 3 years, provided Mr. Schramm remains in continuous service to the Company.

(3)	Dr. Balanson was granted an option to purchase 52,679 shares of our Common Stock under our 1995 Stock Option Plan on December 27, 1999. 30% of the shares subject to the option vested on 12/27/2000, 30% vested on 12/27/2001, 20% vested on 12/27/2002 and the remaining 20% vested on 12/27/2003.

(4)	Dr. Balanson was granted an option to purchase 50,000 shares of our Common Stock under our 1995 Stock Option Plan on September 30, 1999. 30% of the shares subject to the option vested on 9/30/2000, 30% vested on 9/30/2001, 20% vested on 9/30/2002 and the remaining 20% vested on 9/30/2003.

(5)	Dr. Balanson was granted an option to purchase 2,386 shares of our Common Stock under our 1995 Stock Option Plan on August 18, 1999. 25% of the shares subject to the option vested on 8/18/2000, 25% vested on 8/18/2001, 25% vested on 8/18/2002 and the remaining 25% vested on 8/18/2003.

(6)	Dr. Balanson was granted an option to purchase 50,000 shares of our Common Stock under our 1995 Stock Option Plan on August 10, 1999. 30% of the shares subject to the option vested on 8/10/2000, 30% vested on 8/10/2001, 20% vested on 8/10/2002 and the remaining 20% vested on 8/10/2003.

(7)	Dr. Balanson was granted an option to purchase 37,324 shares of our Common Stock under our 1995 Stock Option Plan on January 18, 2000. 30% of the shares subject to the option vested on 1/18/2001, 30% vested on 1/18/2002, 20% vested on 1/18/2003 and the remaining 20% vested on 1/18/2004.

(8)	Dr. Balanson was granted an option to purchase 75,000 shares of our Common Stock under our 1995 Stock Option Plan on December 1, 2000. 30% of the shares subject to the option vested on 12/1/2001, 30% vested on 12/1/2002, 20% vested on 12/1/2003 and the remaining 20% vested on 12/1/2004.

(9)	Dr. Balanson was granted an option to purchase 60,000 shares of our Common Stock under our 1995 Stock Option Plan on January 29, 2002. 30% of the shares subject to the option vested on 1/29/2003, 30% vested on 1/29/2004, 20% vested on 1/29/2005 and the remaining 20% vested on 1/29/2006.

(10)	Dr. Balanson was granted an option to purchase 100,000 shares of our Common Stock under our 1995 Stock Option Plan on May 19, 2003, 70,000 shares of which remain outstanding. 30% of the shares subject to the option vested on 5/19/2004, 30% vested on 5/19/2005, 20% vested on 5/19/2006 and the remaining 20% vested on 5/19/2007.

(11)	Dr. Balanson was granted an option to purchase 65,000 shares of our Common Stock under our 1995 Stock Option Plan on December 19, 2003. 100% of the shares subject to the option vested on 12/16/2004.

(12)	Dr. Balanson received 10,000 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain additional capital targets.

(13)	Dr. Balanson received 10,000 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain licensing transaction.

(14)	Dr. Balanson received 4,950 restricted shares of our Common Stock under the Omnibus Plan on January 25, 2006. 100% of the shares would have vested if the Company achieved certain target revenue.

(15)	Dr. Balanson received 10,000 restricted shares of our Common Stock under the Omnibus Plan on June 22, 2005. 100% of the shares will vest when the Company achieves certain profitability targets.

(16)	Dr. Balanson received 10,000 restricted shares of our Common Stock under the Omnibus Plan on June 22, 2005. 100% of the shares will vest when the Company achieves a certain automotive ultracapacitor design-in win.

(17)	Mr. Hart was granted an option to purchase 125,000 shares of our Common Stock under the Omnibus Plan on August 16, 2005. 30% of the shares subject to the option vested on 8/16/2006, 30% vested on 8/16/2007, 20% will vest on 8/16/2008 and the final 20% will vest on 8/16/2009 provided Mr. Hart remains in continuous service to the Company.

(18)	Mr. Hart received 5,000 restricted shares of our Common Stock under the Omnibus Plan on August 16, 2005. 100% of the shares will vest when the Company achieves certain profitability targets.

(19)	Mr. Hart received 10,000 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain additional capital targets.

(20)	Mr. Hart received 10,000 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain inventory utilization targets.

(21)	Mr. Hart received 5,000 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares will vest when the Company achieves certain profitability targets.

(22)	Mr. Riedo was granted an option to purchase 30,000 shares of our Common Stock under our 1995 Stock Option Plan on July 23, 2002. 30% of the shares subject to the option vested on 7/23/2003, 30% vested on 7/23/2004, 20% vested on 7/23/2005 and the remaining 20% vested on 7/23/2006.

(23)	Mr. Riedo was granted an option to purchase 33,000 shares of our Common Stock under our 1995 Stock Option Plan on November 26, 2003. 100% of the shares subject to the option vested on 11/26/2004.

(24)	Mr. Riedo was granted an option to purchase 20,000 shares of our Common Stock under our 1995 Stock Option Plan on October 28, 2003. 30% of the shares subject to the option vested on 10/28/2004, 30% vested on 10/28/2005, 20% vested on 10/28/2006 and the remaining 20% vested on 10/28/2007.

(25)	Mr. Riedo received 4,417 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares will vest if the Company achieves certain profit margin targets.

(26)	Mr. Riedo received 4,417 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain inventory utilization targets.

(27)	Mr. Riedo received 7,500 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain revenue targets.

(28)	Mr. Riedo received 3,500 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Company achieves a certain customer order.

(29)	Mr. Riedo received 6,667 restricted shares of our Common Stock under the Omnibus Plan on June 22, 2005. 100% of the shares will vest when the Company achieves certain profitability targets.

(30)	Mr. Riedo received 3,500 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Rossens production line achieves a certain capacity target.

(31)	Mr. Kreigler received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Company achieves certain profitability targets.

(32)	Mr. Kreigler received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Company achieves certain production targets.

(33)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company Common Stock at the end of fiscal year 2007, which was $8.27 on December 31, 2007. The actual value realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

2007 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2007. None of the named executive officers exercised options during fiscal year 2007.

Name	Stock Awards
	Number of Shares released on Vesting (#)	Value Realized on Vesting ($)
Richard D. Balanson	10,500	120,900
	5,000	71,000

Tim T. Hart	5,000	60,200

George Kreigler III	10,000	142,000
	10,000	110,400

(1)	Value realized is based on the fair market value of our Common Stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

David Schramm

Pursuant to the employment agreement entered into in July 2007 between the Company and Mr. Schramm, if Mr. Schramm’s service is terminated without cause, he will receive an amount equal to his annual base salary at the rate in effect at the time of termination and up to 12 months of health benefits. If Mr. Schramm’s employment terminates due to death or disability, all stock options granted to Mr. Schramm will become fully vested. In addition, restricted stock that has not yet reached the first vesting date will become fully vested. If the Company is subject to a Change of Control and Mr. Schramm is subject to an involuntary termination within 12 months of the Change of Control, all option shares and restricted shares will vest in full.

Richard D. Balanson, Ph.D.

On July 23, 2007, Dr. Balanson and the Company entered into a Transition Agreement pursuant to which Dr. Balanson will serve as Senior Technical Advisor to the Company and will provide services to the Company as a part-time employee beginning July 23, 2007 and continuing through December 31, 2011. The Transition Agreement requires Dr. Balanson to work a maximum of 40 hours per week through October 1, 2007 and a maximum of 8 hours per week thereafter. The Transition Agreement provides that Dr. Balanson will be paid a salary of $450,000 through December 31, 2007 and then a salary of $175,000 through December 31, 2011; however, such payments will end in the event that Dr. Balanson is employed by a competitive business or otherwise competes against the Company. In the event of Dr. Balanson’s death prior to December 31, 2011, his estate or designated beneficiary will be paid the same periodic payments that he would have received as salary. The Transition Agreement supersedes the employment agreement previously in effect. Dr. Balanson continues to vest in all options and restricted stock awards previously granted to him in accordance with the original terms of those awards. The Transition Agreement also contains certain restrictive covenants, releases and other customary terms and conditions.

Tim T. Hart

Pursuant to his employment agreement, if Mr. Hart’s employment is terminated by the Company without cause, (a) he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to one-half his annual base salary in effect on the date of termination, and (b) all stock options then held by Mr. Hart will continue to vest according to their terms until the six-month anniversary of the termination date and shall be exercisable to the extent so vested until the 60th day following the six-month anniversary of the date of termination.

If Mr. Hart’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to 6 months of his annual base salary in effect on the date of termination. In addition, upon the termination of his employment due to death or disability prior to a performance-vesting milestone, all restricted stock awards made to Mr. Hart will accelerate and become immediately exercisable.

If Mr. Hart’s employment is terminated by the Company without cause or he resigns following the occurrence of certain triggering events, in either case within 3 years after a change of control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus two cash payments, each equal to one-half his annual base salary (the first such payment to be paid within 30 days and the second such payment to be paid within 1 year), plus a continuation of all benefit coverages for six months. In addition, if the Company shall so determine in its discretion, stock options held by Mr. Hart may accelerate and become immediately exercisable in whole or in part upon a change of control of the Company, while all restricted stock awards made to Mr. Hart will accelerate and become immediately exercisable upon a change of control.

If payment of any of the severance benefits described above result in excise tax being imposed under Section 4999 of the Internal Revenue Code, then the Company will pay Mr. Hart an additional amount (the “gross up payment”) equal to (a) the amount of such excise tax and (b) the amount necessary to pay federal and California income tax arising from the payment described in clause (a).

Alain R. Riedo

Pursuant to his employment agreement, if Mr. Riedo’s employment is terminated by the Company for any reason, he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to his annual base salary in effect on the date of termination.

If Mr. Riedo’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to his annual base salary in effect on the date of termination. In addition, upon the termination of his employment due to death or disability prior to a performance-vesting milestone, all restricted stock awards made to Mr. Riedo will accelerate and become immediately exercisable.

If Mr. Riedo’s employment is terminated by the Company within a 2 year period following a change of control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to 2 times his annual base salary. In addition, all stock options held by Mr. Riedo will accelerate and become immediately exercisable upon a change of control of the Company pursuant to which either his compensation or responsibilities as an employee are reduced or the Company moves to a location outside a 30 mile radius of the Company’s existing location, while all restricted stock awards made to Mr. Riedo will accelerate and become immediately exercisable upon a change of control.

George Kreigler III

Pursuant to his employment agreement, If Mr. Kreigler’s employment is terminated by the company without cause, (a) he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to one-half his annual base salary in effect on the date of termination, and (b) all stock options then held by Mr. Kreigler will continue to vest according to their terms until the six-month anniversary of the termination date, and shall be exercisable to extent so vested until the 60th day following the first anniversary of the date of termination.

If Mr. Kreigler’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination. Plus an amount equal to 6 months of his annual base salary in effect on the date of termination.

If Mr. Kreigler’s employment is terminated by the Company without cause or he resigns following the occurrence of certain triggering events, in either case within 3 years after a change of control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus two cash payments, each equal to 50% of his annual base salary (the first such payment to be paid within 30 days and the second such payment to be paid within 1 year, plus a continuation of all benefit coverage for one year. In addition, vesting for all stock options held by Mr. Kreigler will accelerate and become immediately exercisable upon a change of control of the Company pursuant to which either his compensation or responsibilities as an employee are reduced or the headquarters of the Company are moved to a location outside a 30 mile radius of the Company’s existing headquarters, while all restricted stock granted to Mr. Kreigler will vest immediately.

If payment of any of the severance benefits described above results in excise tax being imposed under Section 4999 of the Internal Revenue Code, then the Company will pay Mr. Kreigler an additional amount (“the gross up payment”) equal to (a) the amount of such excise tax and (b) the amount necessary to pay federal and California income tax arising from the payment described in clause (a).

Estimated Payments and Benefits

The following table describes the potential payments and benefits upon termination of our named executive officer’s employment before or after a change of control of the Company described above, as if each officer’s employment terminated as of December 31, 2007, the last business day of the 2007 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause	Termination without Cause Prior to Change in Control	Termination due to Death or Disability	Termination without Cause or Resignation following a Trigger Event after a Change in Control	Change in Control (no termination of employment)
David J. Schramm	Severance(1) ($)	—	400,000	400,000	400,000	—
	Option Acceleration(2) ($)	—	—	—	—	—
	Restricted Stock Acceleration(3) ($)	—	827,000	827,000	827,000	827,000
	Health, and Welfare(4) ($)		9,100	9,100	9,100	—
	Vacation Payout(1) ($)	14,300	14,300	14,300	14,300	—

	Total Value ($)	14,300	1,250,400	1,250,400	1,250,400	827,000

Richard Balanson	Severance(1) ($)	—	700,000	700,000	700,000	—
	Option Acceleration(2) ($)	—	—	—	—	—
	Restricted Stock Acceleration(3) ($)	—	371,700	371,700	371,700	—
	Health, and Welfare(4) ($)	—	61,200	61,200	61,200	—
	Vacation Payout(1) ($)	—	—	—	—	—

	Total Value ($)	—	1,132,900	1,132,900	1,132,900	—

Tim T. Hart	Severance(1) ($)	—	116,300	116,300	232,500	—
	Option Acceleration(2) (6) ($)	—	—	—	—	—
	Restricted Stock Acceleration(3) ($)	—	248,100	248,100	248,100	248,100
	Health and Welfare(4) ($)	—	4,600	4,600	4,600	—
	Vacation Payout(1) ($)	56,100	56,100	56,100	56,100	—
	280G Grossup(5) ($)	—	—	—	—	—

	Total Value ($)	56,100	425,100	425,100	541,300	248,100

Alain Riedo	Severance(1) ($)	—	220,000	220,000	440,000	—
	Option Acceleration(2) ($)	—	—	—	—	—
	Restricted Stock Acceleration(3) ($)	—	248,100	248,100	248,100	248,100
	Health and Welfare(4) ($)	—	—	—	—	—
	Vacation Payout(1) ($)	24,500	24,500	24,500	24,500	—

	Total Value ($)	24,500	492,600	492,600	712,600	248,100

George Kreigler III	Severance(1) ($)	—	127,500	127,500	255,000	—
	Option Acceleration(2) ($)	—	—	—	—	—
	Restricted Stock Acceleration(3) ($)	—	165,400	165,400	165,400	165,400
	Health, and Welfare(4) ($)	—	4,600	4,600	4,600	—
	Vacation Payout(1) ($)	44,500	44,500	44,500	44,500
	280G Gross-up(5) ($)	—	—	—	—	—

	Total Value ($)	44,500	342,000	342,000	469,500	165,400

(1)	For purposes of valuing the severance and vacation payments in the table above, we used each executive’s base salary at the end of 2007 and the number of accrued but unused vacation days at the end of 2007.

(2)	The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment termination and the change of control (if applicable) occurred on December 31, 2007. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between $8.27, which was the closing price of the Company’s common stock on December 31, 2007, and the exercise price of the option. At December 31, 2007 all unvested options had a strike price greater than the current market price.

(3)	The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the change of control (if applicable) occurred on December 31, 2007. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of the Company’s common stock on December 31, 2007.

(4)	Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the change of control set forth in each individual executive’s employment agreement

(5)	The calculation of the gross-up payment in the above table is based upon a triggering event which is greater than three times the executive’s base salary. If that amount is exceeded the excise tax rate of 20%, a 35% federal supplemental tax rate, a 1.45% Medicare tax rate and a 9.3% state income tax rate. For purposes of this calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation.

(6)	Pursuant to Mr. Hart’s option, the Company, at its discretion, may determine if, and to what extent, accelerated vesting shall occur upon a change of control. The value of option acceleration shown in the table above was calculated based on the assumption that the change of control (if applicable) occurred on December 31, 2007 and that the Company had elected to accelerate 100% of the unvested portion of the option.

SECURITIES FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Awards and Options	Weighted-Average Exercise Price of Outstanding Awards and Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	2,423,332	$8.48	859,927
Equity compensation plans not approved by security holders (1)	283,030	$8.75	N/A

Total	2,706,362	$8.51	859,927

(1)	On November 9, 1999 (the “Grant Date”), Mr. Eibl received a special one-time stock option grant (the “Option”) as an inducement for him to accept employment as the Company’s chief executive officer. The Option is a non-qualified stock option to purchase an aggregate of 294,030 shares of the Company’s Common Stock (of which an option to purchase 283,030 share of Common Stock currently remains outstanding) at the purchase price of $8.75 per share. The Option term is a period of 120 months from and after the Grant Date. As of the date of this disclosure, the Option is fully vested.

Under the Option agreement, if Mr. Eibl ceases to be employed by the Company for any reason other than his death, Mr. Eibl may, during the sixty (60) day period following his termination with the Company, exercise the Option to the extent that the Option was exercisable on the date of his termination. The Option is subject to adjustment by reason of a recapitalization, reclassification, stock split, combination of shares, dividend or other distribution payable in capital stock. The Option may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

RELATED PARTY TRANSACTIONS

Montena SA, the former parent company of Montena and a significant shareholder of Maxwell Technologies, Inc., was the lessor for the Company’s headquarters in Rossens, Switzerland until the end of 2005. During 2005, the Company paid $797,000, in rental fees to Montena SA. In January 2006, Montena SA sold the building to an unrelated third party and all payments for the Rossens property lease have been made to that unrelated party since January 1, 2006.

OTHER BUSINESS

The Board does not intend to present any other business at the Meeting and knows of no other matters which will be presented at the Meeting.

INCORPORATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” certain information into this proxy statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This proxy statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s Annual Report, a copy of which is being furnished to you with this proxy statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123.

By Order of the Board of Directors,

Tim T. Hart

Secretary

April 8, 2008

San Diego, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSAL 2. IF
NO DIRECTION IS GIVEN, THIS PROXY CARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF
DIRECTORS’ RECOMMENDATION.
Please Mark Here for Address Change or Comments SEE REVERSE SIDE

FOR WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN

1. Election of Directors of the Company in Class III to serve until the 2011 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified.

Nominees:

01 Robert Guyett

02 David J. Schramm

2. Ratification of the appointment of McGladrey & Pullen LLP as the Company’s Independent auditors for the 2008 fiscal year.

Withheld for he nominees you list below: (Write that nominee’s name in the space provided below.)

Signature _______________________________Signature _______________________________Date ________________, 2008

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/mxwl	OR	1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at
www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

MAXWELL TECHNOLOGIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of MAXWELL TECHNOLOGIES, INC. hereby appoints David J. Schramm and Tim T. Hart, and each of them with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 2008 Annual Meeting of Stockholders of MAXWELL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), to be held on May 8, 2008, at 11:00 a.m., local time, at The Courtyard by Marriott, 8651 Spectrum Center Blvd., San Diego, California 92123 and at any adjournment(s) thereof, with all power, including voting rights, which the undersigned would possess if personally present at said meeting on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, AND “FOR” PROPOSAL 2.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned hereby acknowledges receipt of the Notice of the 2008 Annual Meeting of Stockholders and accompanying Proxy Statement dated April 4, 2008.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)